SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) April 3, 2003




                           CPI CORP.
_________________________________________________________________
  (exact name of registrant as specified in its charter)




    Delaware                  0-11227              43-1256674
_________________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)             Number)       Identification No.)




1706 Washington Avenue, St. Louis, Missouri         63103-1790
_________________________________________________________________
(Address of principal executive offices)            (Zip code)



Registrants' telephone number, including area code (314) 231-1575
_________________________________________________________________



_________________________________________________________________
(Former name or former address, if changes since last report.)




ITEM 12.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

A. On April 3, 2003, CPI Corp. issued the following press release announcing fourth quarter FY 2002 results.

     CPI CORP.
     NEWS FOR IMMEDIATE RELEASE   FOR RELEASE APRIL 3, 2003

     FOR FURTHER INFORMATION CONTACT:

      NAME: Jane Nelson                FROM: CPI Corp.
      ADDRESS: 1706 Washington Avenue  CITY: St. Louis
      STATE, ZIP: Missouri  63103      TELEPHONE: (314)231-1575

     ----------------------------------------------------------

     FOR FURTHER INFORMATION AT FRB/WEBERSHANDWICK
      Mark Muehlfelt, Chicago 312/640-6767


CPI CORP. REPORTS FOURTH QUARTER AND FISCAL 2002 RESULTS
       --------------------------------------------------------

   * Near-record fourth quarter Portrait Studios sales of $99.2 million, reversing previous negative trend
   * Fourth quarter earnings from continuing operations increase
     65%
   * Implementation of additional cost control measures
   * EBITDA grows to $39.6 million in 2002

     St. Louis, MO, April 3, 2003 - CPI Corp. (NYSE-CPY) today reported net earnings for the 12-week fourth quarter ended February 1, 2003 increased 55% to $11.0 million, or $1.35 per diluted share, compared to net earnings of $7.1 million, or $.88 per diluted share reported in the comparable fiscal quarter of 2001. The fourth quarter of 2002 included a total of $1.5 million, or $.18 per diluted share, of after-tax charges related principally to employee severance pay, asset abandonment write-downs and accruals for remaining lease obligations, all resulting from the implementation of certain enterprise cost reduction initiatives, including exiting the Company's previously-existing Technology
     Development segment. The fourth quarter of fiscal 2001 included a total of $2.3 million, or $.28 per diluted share, of after-tax charges related primarily to executive retirements. Excluding the aforementioned charges, the Company earned $12.5 million, or $1.54 per diluted share, for the fourth quarter of 2002 versus $9.4 million, or $1.16 per diluted share, in the fourth quarter of 2001.

     Earnings from continuing operations increased 65% in the fourth quarter of 2002 to $11.9 million compared to the $7.2 million reported in the fourth quarter of 2001. Excluding the fourth quarter charges in both years relating to continuing operations discussed above, the Company's earnings from continuing operations in the fourth quarter of 2002 increased 36% to $12.9 million from the $9.5 million reported in the fourth quarter of 2001.

     Net sales for the fourth quarter of 2002 increased $1.3 million or 1% to $99.2 million from the $97.9 million recorded in the fourth quarter of 2001, as an 8% decrease in sittings from 1,714,000 to 1,583,000 was more than offset by a 9% increase in average sales per customer sitting from $56.98 to $62.12.
     The decrease in sittings, while substantially improved compared to the 14% and 10% declines reported for the third quarter and three quarters to date for fiscal 2002, continues to be primarily a function of the continuing trend of reduced sittings related to the Company's package offers, and in the fourth quarter of 2002 only, a slight decrease in the number of sittings related to the Company's custom offers. The decline in sittings is attributable to an increase in the number of competitive locations and the effects of competitors with lower price package offers, coupled with a soft retail economic climate driven by declining consumer confidence. The increase in average sales per customer sitting is primarily the result of additional fourth quarter investments in studio payroll allowing sales associates more time with the customer at the sales table, the Company's success in converting more of its customers to the higher value custom offer, selected fourth quarter price increases and the continuing positive impact of the Company's decision made during the second quarter to begin selling customer proof sheets which had previously been provided free of charge as part of the custom offer.

     Operating earnings for the Portrait Studios in the fourth quarter increased $4.1 million, or 22% to $22.6 million from the $18.5 million recorded in the fourth quarter of 2001. Operating results for the fourth quarter of 2002 were significantly impacted by a $1.2 million pre-tax charge related to the implementation, during the fourth quarter, of certain enterprise cost reduction initiatives (see further
     discussion below).   Excluding the aforementioned charges,
     operating earnings for the fourth quarter of 2002 increased $5.3 million, or 29% to $23.8 million from the $18.5 million reported in the fourth quarter of 2001.

     Exclusive of the above-mentioned charges, the increase in fourth quarter operating earnings for fiscal 2002 resulted from a $1.3 million increase in sales and a $4.0 million decrease in operating expenses. The lower operating expenses are primarily attributable to reduced cost of sales resulting principally from lower sitting volumes, reduced depreciation expense due to certain assets becoming fully depreciated, reduced advertising expenses resulting from planned reductions in certain direct mail advertising and various other reductions resulting from the Company's continued focus on expense control.

     General corporate expenses decreased $1.5 million in the fourth quarter to $3.5 million from the $5.0 million reported in the prior year quarter. The decrease was primarily attributable to reduced supplemental retirement benefit plan costs which were substantially higher in last year's fourth quarter as a result of the executive retirements related to the Company's management repositioning.

     During the fourth quarter of 2002, management completed its previously-announced reviews of its manufacturing capacity and its overall level of corporate support expenses. As a result, the Company's Las Vegas manufacturing facility was closed and a number of support positions in the Company's corporate headquarters were eliminated. In addition, final decisions were made and implemented regarding the elimination of the Company's separate technology segment that was initially announced in conjunction with third quarter earnings.

     These combined actions resulted in fourth quarter pre-tax charges to earnings of $2.3 million, consisting principally of approximately $1.5 million in employee severance pay, $500,000 in accruals relating to remaining lease obligations of the Las Vegas lab facility and the former Centrics Technology headquarters, and $300,000 in asset abandonment write-offs, related primarily to the Las Vegas lab facility. The Company anticipates that the actions taken relating to the above mentioned enterprise cost-saving initiatives should result in 2003 operating cost savings of approximately $6.0 million.

     FISCAL YEAR 2002 RESULTS
------------------------

     The Company also reported net earnings for the 52-week year ended February 1, 2003 of $6.1 million, or $.76 per diluted share, compared to net earnings of $6.2 million, or $.77 per diluted share, reported for fiscal 2001. Fiscal 2002 included $5.1 million, or $.63 per diluted share, in after-tax charges related principally to employee severance pay, asset write-offs or write-downs, and accruals for remaining lease obligations, all a result of the implementation of certain enterprise cost reduction initiatives, including exiting the Company's previously-existing Technology Development segment and costs related to the early retirement of a senior executive and the Company's strategic planning initiative. Fiscal 2001 included $3.8 million, or $.47 per diluted share, in after-tax charges related primarily to executive retirements and employee severance pay. Excluding the aforementioned charges, the Company earned $11.2 million, or $1.39 per diluted share in 2002 versus $10.0 million, or $1.25 per diluted share in 2001.

     Earnings from continuing operations increased 9% in 2002 to $7.2 million compared to the $6.6 million reported in 2001. Excluding the charges in both years relating to continuing operations discussed above, the Company's earnings from continuing operations in 2002 increased 12% to $11.7 million from the $10.4 million reported in 2001.

     Net sales for 2002 declined $11.4 million or 4% to $307.4 million from the $318.8 million recorded in 2001, as a 10% decrease in sittings from 5,536,000 to 5,007,000 was only partially offset by a 6% increase in average sales per customer sitting from $57.50 to $61.11. The decrease in sittings is attributable to the effects of an early 2002
     Easter that historically results in reduced sittings in the first quarter and significantly reduced sittings throughout the year related to the Company's package offers. The decline in package sittings is attributable to the impacts of a larger percentage of the Company's customers choosing the higher value custom offer versus package offer, an increase in the number of competitive locations, the effects of competitors with lower price package offers and a soft retail economic climate driven by declining consumer confidence. The increase in average sales per customer sitting is primarily the result of additional fourth quarter investments in studio payroll allowing sales associates more time with the customer at the sales table, the Company's success in converting more of its customers to the higher value custom offer, selected price increases throughout the year, and the Company's decision made during the second quarter to begin selling custom proof sheets which had previously been provided free of charge as part of the custom offer.

     Operating earnings for the Portrait Studios in 2002 declined $3.2 million, or 10% to $27.9 million from the $31.1 million recorded in 2001. Operating results for both 2002 and 2001 were negatively impacted, as discussed earlier in this release, by pre-tax charges of $5.4 million and $480,000, respectively, relating principally to certain asset impairment write-downs related to the Company's then-existing Technology Development segment and the implementation of other enterprise cost reduction initiatives in 2002 and executive retirements in 2001. Excluding the aforementioned charges, operating earnings for 2002 increased $1.8 million, or 6% to $33.3 million from the $31.5 million recorded in 2001.

     Exclusive of the above-mentioned charges, the increase in 2002 operating earnings resulted from lower sales being more than offset by reductions in operating expenses. The lower operating expenses are primarily attributable to reduced cost of sales and commissions attributable to lower sales, reduced advertising expense resulting principally from planned reductions in spring television and other direct mail advertising throughout the year, reduced depreciation expense due to certain assets becoming fully depreciated and other various reductions resulting from the Company's continued focus on expense reductions.

     In 2002, general corporate expenses increased $915,000 or 6% to $15.4 million from $14.5 million in 2001. The increase resulted primarily from expenses related to the Company's 2002 strategic planning initiatives coupled with other general increases and was largely offset by decreases in supplemental retirement benefit plan costs which were substantially higher in 2001 as a result of executive retirements related to the Company's management repositioning.

     Commenting, J. David Pierson, Chairman and Chief Executive Officer, said, "We are encouraged by our strong fourth quarter rebound in sales, the success of our cost reduction efforts throughout the year, a number of which will benefit 2003 and beyond, and our progress against the strategic plan we introduced in June 2002."

     Continuing, he said, "We expect 2003 to be a year of improved operating performance driven by modest sales growth, building off the momentum generated in the fourth quarter of 2002 and further aided by the recent introduction of digitally enhanced products in all our domestic studios, and the continuing benefit of our strong cost reduction efforts began in 2002.
     We are particularly pleased with the initial reception by our customers of our recently introduced digitally enhanced products, referred to as Portrait Creations(. We completed our domestic-wide rollout in March 2003 and already we have recorded approximately $1.8 million in sales of digitally enhanced products in fiscal 2003. In addition, approximately 73% of our customers are currently purchasing at least one digitally enhanced product during their sitting, far in excess of our initial projections of 20%. Through the first eight weeks of fiscal 2003, our overall sales performance, as expected, is trailing that of the comparable period in fiscal 2002 but remains substantially in line with our 2003 plan, despite the inclement winter weather experienced in February and parts of March in a large portion of the country. As you will recall, an early Easter in fiscal 2002 (March 31, 2002) drove earlier sittings in 2002, resulting in negative comparisons for the first eight weeks of 2003. With Easter falling three weeks later in 2003, those comparisons should be reversed over the next few weeks."

     Commenting on the implementation of the Company's strategic initiatives announced in June 2002, Pierson added, "We have made substantial progress since June 2002 on two initiatives that will be essential to first improving and then sustaining our sales performance in the Sears Portrait Studios. Specifically, these initiatives relate to measuring and improving the customer experience in our studios and the development of a staff selection and development model needed to consistently recruit and develop high caliber field management, studio managers and associates."

     Continuing, as to strategy implementation, he added, "We are very pleased with the progress made to date with respect to our new business initiatives, mobile photography and our entry into the Mexican portrait market. In Mexico, we recently opened our first studio inside our new Mexican host, City Club, a wholesale club offering food products, clothing, general merchandise, healthcare products and basic services recently launched by Soriana, a leading Mexican retailer founded in 1968. We also signed an agreement to open our first studio in one of Soriana's 123 hypermarkets. Our mobile business is off to a strong start. Our childcare center product has been well received in the four markets in which we are currently operating. By the fall of 2003, we plan to be selling in at least fifteen markets, versus our original plan of three, including the accelerated entry into the sports/event photography market."

     CAPITAL EXPENDITURE UPDATE
     --------------------------
     In its fiscal 2002 third quarter press release, the Company announced, as a result of its planned studio-wide rollout of digitally enhanced products in early 2003 which are produced at the Company's lab facilities utilizing a film-to-digital conversion process, its decision to initially reduce the number of full digital studio conversions in 2003 from the originally-planned 120 to approximately 40. As a result of this decision, planned capital expenditures for 2003 now approximate $21 million versus the original plan of $32 million.

     During June 2002, the Company announced a five-year capital expenditure program of approximately $193 million to fund the execution of its then recently released strategic plan. Based on updated information now available, the Company's estimate of required expenditures to fund the same initiatives over the same time period now approximates $160 million. By necessity, this five-year capital expenditure plan will continue to remain flexible and will be constantly reevaluated on the basis of success and with an eye toward opportunities that did not exist at the time of the original strategy development, such as the digitally enhanced product rollout discussed earlier.

     SECURITIES AND EXCHANGE COMMISSION COMMENT LETTER
     -------------------------------------------------
     In late February, the Company received a routine comment letter from the Securities and Exchange Commission ("SEC") relating to the SEC Staff's recent periodic review of the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 (fiscal 2001) and the Company's Quarterly Reports on Form 10-Q for each of the first three quarters of fiscal 2002. In the comment letter, the Staff, among other things, asked the Company for additional information and support for its historical position related to the Company's recognition of portrait studio revenues at the time the customer approves photographic proofs and makes a firm commitment for a portrait order, versus the physical delivery of the portraits, which occurs on the average within two and one-half weeks of the customer sitting. The Company believes that its long-standing revenue recognition policy is in accordance with generally accepted accounting principles and also that its policy does not produce materially
     different results than would result from the application
     of the "physical delivery" concept referred to above.
     The Company has responded to the Staff's comment letter
     and is awaiting its response. While the Company cannot predict the ultimate outcome of this matter, we do anticipate that it, along with the other SEC comments,
     will be resolved by the time the Company files its Annual Report on Form 10-K for the year ended February 1, 2003, in early May 2003.
                             **********

     A conference call and audio web-cast are scheduled for 10:00 a.m. Central Time on Friday, April 4, 2003 to discuss the fourth quarter and year-end financial results and provide a company update. To participate on the call, please dial 706-634-1012 at least 5 minutes before start time.

     The webcast can be accessed on the Company's own site at www.cpicorp.com as well as www.companyboardroom.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 9471141. The replay will be available through April 11 by phone and for 30 days on the Internet.

     CPI Corp. is a consumer services company, offering photography services through Sears Portrait Studios in the United States, Puerto Rico and Canada.

     The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, which are identified by such words as "intends", "expects", "anticipates" or words of similar import, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: customer demand for the Company's products and services, the overall level of economic activity in the Company's major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in the Company's relationship with Sears, Roebuck and Company ("Sears") and the condition and strategic planning of Sears, fluctuations in operating results, the condition of Prints Plus, the attraction and retention of qualified personnel and other risks as may be described in the Company's filings with the Securities and Exchange Commission.
                 FINANCIAL TABLES TO FOLLOW

CPI CORP. CONDENSED STATEMENTS OF EARNINGS - FOR THE TWELVE WEEKS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002
(In thousands except per share amounts)
                                               12 Weeks Ended
                                           ----------------------
                                            02/01/03    02/02/02
                                           ----------  ----------
Net sales                                  $  99,161   $  97,852
                                           ==========  ==========
Operating earnings:
 Portrait studios                          $  22,594   $  18,507
General corporate expense                      3,525       4,951
                                           ----------  ----------
Income from operations                        19,069      13,556
Interest expense                                 785         924
Interest income                                  401         466
Other income (expense), net                       33      (2,131)
                                           ----------  ----------
Earnings from continuing operations
 before income taxes                          18,718      10,967
Income tax expense                             6,826       3,754
                                           ----------  ----------
Net earnings from continuing operations       11,892       7,213
Loss from discontinued operations net of
 income tax benefits                            (941)       (135)
                                           ----------  ----------
Net earnings                               $  10,951   $   7,078
                                           ==========  ==========
Earnings (loss) per common share - diluted
   From continuing operations              $    1.47   $    0.90
   From discontinued operations                (0.12)      (0.02)
                                           ----------  ----------
      Net earnings (loss)- diluted         $    1.35   $    0.88
                                           ==========  ==========
Earnings (loss) per common share-basic
   From continuing operations              $    1.48   $    0.91
   From discontinued operations                (0.12)      (0.02)
                                           ----------  ----------
      Net earnings (loss)- basic           $    1.36   $    0.89
                                           ==========  ==========
Weighted average number of common and
 common equivalent shares outstanding:
    Diluted                                    8,094       8,020
    Basic                                      8,044       7,945

CPI CORP. CONDENSED STATEMENTS OF EARNINGS - FOR THE FIFTY-TWO WEEKS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002
(In thousands except per share amounts)
                                               52 Weeks Ended
                                           ----------------------
                                            02/01/03    02/02/02
                                           ----------  ----------
Net sales                                  $ 307,354   $ 318,782
                                           ==========  ==========
Operating earnings:
 Portrait studios                          $  27,897   $  31,051
General corporate expense                     15,371      14,456
                                           ----------  ----------
Income from operations                        12,526      16,595
Interest expense                               3,578       4,229
Interest income                                2,009       1,778
Other income (expense), net                      111      (4,182)
                                           ----------  ----------
Earnings from continuing operations
 before income taxes                          11,068       9,962
Income tax expense                             3,843       3,328
                                           ----------  ----------
Net earnings from continuing operations        7,225       6,634
Loss from discontinued operations net of
 income tax benefits                          (1,093)       (482)
                                           ----------  ----------
Net earnings                               $   6,132   $   6,152
                                           ==========  ==========
Earnings (loss) per common share - diluted
   From continuing operations              $    0.90   $    0.84
   From discontinued operations                (0.14)      (0.07)
                                           ----------  ----------
      Net earnings (loss)- diluted         $    0.76   $    0.77
                                           ==========  ==========
Earnings (loss) per common share-basic
   From continuing operations              $    0.90   $    0.84
   From discontinued operations                (0.14)      (0.06)
                                           ----------  ----------
      Net earnings (loss)- basic           $    0.76   $    0.78
                                           ==========  ==========
Weighted average number of common and
 common equivalent shares outstanding:
    Diluted                                    8,086       7,939
    Basic                                      8,040       7,841
CPI CORP.
ADDITIONAL OPERATING INFORMATION
TWELVE WEEKS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002

                                          12 Weeks Ended
                                        ------------------
                                        02/01/03  02/02/02
                                        --------  --------
Sittings: (in thousands)
 Custom                                     938     1,002
 Package                                    645       712
                                        --------  --------
      Total sittings                      1,583     1,714
                                        ========  ========
Average sales per customer (in dollars)
  Custom                                $ 73.53   $ 69.08
  Package                               $ 43.01   $ 39.97
       Overall                          $ 62.12   $ 56.98

Capital expenditures (in thousands $)   $   555   $   135

Number of studios                         1,026     1,031

EBITDA is calculated as follows:
 Net earnings from continuing
  operations                            $11,892   $ 7,213
 Income tax expense                       6,826     3,754
 Interest expense                           785       924
 Depreciation and amortization            4,165     5,492
 Other non-cash charges                     341        78
                                        --------  --------
EBITDA (1) & (5)                        $24,009   $17,461
                                        ========  ========
Adjusted EBITDA (2)                     $25,256   $20,890

EBITDA margin (3)                         24.21%    17.84%
Adjusted EBITDA margin (4)                25.47%    21.35%

(1) EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.



CPI CORP.
ADDITIONAL OPERATING INFORMATION
TWELVE WEEKS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002
(CONTINUED)


(2) Adjusted EBITDA is calculated as follows:

                                          12 Weeks Ended
                                        ------------------
                                        02/01/03  02/02/02
                                        --------  --------
      EBITDA                            $ 24,009  $ 17,461
       EBITDA adjustments:
        Executive retirements                  -     2,754
        Strategic planning costs               -         -
        Employee severance pay               916       675
        Accrual for remaining lease
         obligation                          250         -
        Other                                 81         -
                                        --------  --------
      Adjusted EBITDA                   $ 25,256  $ 20,890
                                        ========  ========

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's recently issued Regulation G, a reconciliation of EBITDA, a non GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:
                                                 12 Weeks Ended
                                              --------------------
                                              02/01/03   02/02/02
                                              ---------  ---------
    EBITDA                                    $ 24,009   $ 17,461
    Income tax expense                          (6,826)    (3,754)
    Interest expense                              (785)      (924)
    Adjustments for items not requiring cash:
     Deferred income taxes                      (3,677)        44
     Deferred revenue                              971      1,136
     Other, net                                  2,459     (2,224)
    Decrease (increase) in current assets       14,371     14,341
    Increase (decrease) in current liabilities  (5,932)    (8,983)
    Increase (decrease) in current taxes         4,934      2,709
                                              ---------  ---------
    Cash flows from continuing operations     $ 29,524   $ 19,806
                                              =========  =========
CPI CORP.
ADDITIONAL OPERATING INFORMATION
FIFTY-TWO WEEKS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002

                                          52 Weeks Ended
                                        ------------------
                                        02/01/03  02/02/02
                                        --------  --------
Sittings: (in thousands)
 Custom                                   2,988     2,990
 Package                                  2,019     2,546
                                        --------  --------
      Total sittings                      5,007     5,536
                                        ========  ========
Average sales per customer (in dollars)
  Custom                                $ 73.02   $ 69.48
  Package                               $ 43.49   $ 43.42
       Overall                          $ 61.11   $ 57.50

Capital expenditures (in thousands $)   $ 8,991   $14,964

Number of studios                         1,026     1,031

EBITDA is calculated as follows:
 Net earnings from continuing
  operations                            $ 7,225   $ 6,634
 Income tax expense                       3,843     3,328
 Interest expense                         3,579     4,229
 Depreciation and amortization           20,058    23,743
 Other non-cash charges                   4,894       205
                                        --------  --------
EBITDA (1) & (5)                        $39,599   $38,139
                                        ========  ========
Adjusted EBITDA (2)                     $41,914   $43,780

EBITDA margin (3)                         12.88%    11.96%
Adjusted EBITDA margin (4)                13.64%    13.73%

(1) EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.



CPI CORP.
ADDITIONAL OPERATING INFORMATION
FIFTY-TWO WEEKS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002
(CONTINUED)


(2) Adjusted EBITDA is calculated as follows:

                                          52 Weeks Ended
                                        ------------------
                                        02/01/03  02/02/02
                                        --------  --------
      EBITDA                            $ 39,599  $ 38,139
       EBITDA adjustments:
        Executive retirements                380     4,486
        Strategic planning costs             688         -
        Employee severance pay               916     1,155
        Accrual for remaining lease
         obligation                          250         -
        Other                                 81         -
                                        --------  --------
      Adjusted EBITDA                   $ 41,914  $ 43,780
                                        ========  ========

(3) EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's recently issued Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:
                                                 52 Weeks Ended
                                              --------------------
                                              02/01/03   02/02/02
                                              ---------  ---------
    EBITDA                                    $ 39,599   $ 38,139
    Income tax expense                          (3,843)    (3,328)
    Interest expense                            (3,579)    (4,229)
    Adjustments for items not requiring cash:
     Deferred income taxes                      (5,306)     4,756
     Deferred revenue                              653         40
     Other, net                                   (178)    (1,172)
    Decrease (increase) in current assets       (1,701)     4,114
    Increase (decrease) in current liabilities     556      1,571
    Increase (decrease) in current taxes         2,751    (10,190)
                                              ---------  ---------
    Cash flows from continuing operations     $ 28,952   $ 29,701
                                              =========  =========



CPI CORP.
CONDENSED BALANCE SHEETS - FOR FEBRUARY 1, 2003, AND
FEBRUARY 2, 2002  (in thousands)

                                       Feb. 1,        Feb. 2,
                                         2003          2002
                                     -----------    -----------
Assets

  Current assets:
   Cash and cash equivalents         $   57,922     $   46,555
   Other current assets                  36,123         31,307
  Net property and equipment             47,502         63,708
  Other assets                           29,350         31,232
                                     -----------    -----------
    Total assets                     $  170,897     $  172,802
                                     ===========    ===========


Liabilities and stockholders' equity

  Current liabilities                $   51,179     $   49,402
  Long-term obligations                  34,116         42,639
  Other liabilities                      21,810         14,683
  Stockholders' equity                   63,792         66,078
                                     -----------    -----------
    Total liabilities and
      stockholders' equity           $  170,897     $  172,802
                                     ===========    ===========


SIGNATURE



     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                  CPI CORP.
                                  ---------------------------
                                  (Registrant)




                              By: /s/ Gary W. Douglass
                                  ---------------------------
                                  Gary W. Douglass
                                  Authorized Officer and
                                  Principal Financial Officer



Dated: April 4, 2003